Exhibit 3.1

Series #KW, a Series of Otis Gallery LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of Otis Gallery LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series #KW, a Series of Otis Gallery LLC (“Series #KW”).

Effective Date of Establishment	February 19, 2019.

Managing Member	Otis Wealth, Inc. was appointed as the Managing Member of the Series #KW with effect from the date of the Operating Agreement and shall continue to act as the Managing Member of Series #KW until dissolution of Series #KW pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	Otis Wealth, Inc.

Series #KW Asset	The Series #KW Asset shall be the 2018 Saint Jerome Hearing the Trumpet of Last Judgment painting by Kehinde Wiley acquired by Series #KW as at the date of this Series Designation and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series #KW from time to time, as determined by the Managing Member in its sole discretion.

Asset Manager	Otis Wealth, Inc.

Asset Management Fee	Pursuant to the Asset Management Agreement, the Asset Manager is entitled to a Sourcing Fee as compensation for sourcing the Series #KW Asset that is equal to 2.3556% of the gross proceeds of the Offering, which the Asset Manager may waive in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series #KW Interests the Company can issue is 10,000.

Number of Series #KW Interests held by the Managing Member	Upon designation of Series #KW, the Managing Member was granted a single interest in Series #KW.

Broker	North Capital Private Securities Corporation

Brokerage Fee	1% of the purchase price of the Series #KW Interests sold in the offering of the Series #KW Interests (excluding the Series #KW Interests acquired by the Managing Member, its affiliates or any person who has sold the Series #KW Asset to Series #KW)

Other Rights	Holders of Series #KW Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #KW Interests.

Officers	There shall initially be no specific officers associated with Series #KW, although, the Managing Member may appoint officers of Series #KW from time to time, in its sole discretion.

Minimum Interests	One (1) Interest per Member.